Exhibit 10.28
PERSONAL & CONFIDENTIAL
Diane Lazzaris
Term Sheet dated January 15, 2010

Title & Reporting Level	Vice President, Legal Affairs (Corporate Officer position)

Location	Pittsburgh, PA

Base Salary	$275,000 annual rate paid twice monthly

Annual Cash Bonus	Zero to 100% of base salary, based on the achievement of a combination of corporate and personal performance objectives as established annually by the Board of Directors. Your target bonus will be 50% of base salary.

Equity Awards	Stock appreciation rights (SARs) equal to the number of shares purchased for long-term investment within the first twelve months of employment (up to the equivalent of two times (2x) your annual base salary) will be granted with the approval of the Compensation Committee of the Board of Directors. Strike price will be set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Purchase of shares must comply with the Company’s policy regarding insider trading. These options will vest ratably over three years.

Future awards are based on performance and award guidelines established periodically by the Compensation Committee of the Board of Directors.

It is expected that you achieve and maintain an ownership position in WESCO stock equal to 2x your base salary by 2013.

Severance	In the event of the termination of your employment by WESCO without cause, or by you for good reason, or within one year following a change of control of WESCO (other than for cause) you will be entitled to receive a severance payment equal to one year’s base salary plus continued coverage in all applicable WESCO welfare benefits plans for one year, plus a pro rata payment of your estimated bonus, as approved by WESCO’s Compensation Committee, for the then current year based on results to the date of termination, plus vesting for those stock appreciation rights with time based vesting periods granted in accordance with your purchase of WESCO stock.

“Change of Control” shall have the meaning given to such term in WESCO’s Long Term Incentive Plan. Any and all vested stock appreciation rights will remain exercisable for a period of 60 days following the date of termination.

The severance benefits will be in lieu of any severance or similar benefits that may otherwise be payable under any other agreement, plan, program or policy of WESCO, and the payment of severance benefits will be conditioned on your execution of a release with terms and provisions as determined by the Compensation Committee and as are substantially consistent with past practices at WESCO relating to its chief legal officer.

Healthcare contributions will be at the active employee rate. In the event of the termination of your employment as a result of death or disability you will be entitled to receive your base salary and all welfare benefits through the date of death or disability. No severance will be paid other than payment of your base salary through the date of termination for termination for cause.

PERSONAL & CONFIDENTIAL
Diane Lazzaris
Term Sheet dated January 15, 2010

Severance (cont.)	Termination For Cause shall mean termination within 30 days after we give you notice that we believe we have cause to terminate you for:

a) Engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to WESCO, its customers, employees, suppliers, or shareholders;

b) Your inability to meet the expectations of your job responsibilities or failure to timely and adequately perform your duties;

c) Material breach of any manual or written policy, code or procedure of WESCO.

If such termination is with Good Reason, you shall give WESCO written notice, which shall identify with reasonable specificity the grounds for your resignation and provide WESCO with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by you to WESCO more than sixty (60) days after the occurrence of the event that you allege is Good Reason for your termination hereunder. For purposes of this Agreement, “Good Reason” shall mean any of the following to which you shall not consent in writing:

a) A reduction in your Base Salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team;

b) A relocation of your primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without your consent;

c) Any material reduction in your offices, titles, authority, duties or responsibilities without your consent.

Termination by you for purposes of accepting employment with another organization or in another location shall not be considered Good Reason.

Auto Allowance	$1,000 per month

Value Acceleration Plan (VAP) Awards Program	The Compensation Committee annually determines whether supplemental cash bonus programs for key management personnel will be established. You will be eligible to participate at the Vice President level for all such programs. No VAP program is planned for 2010.

Health, Welfare, and Other Benefit Programs	Eligible to participate in all corporate benefit programs in accordance with standard policies and procedures. Eligible for 4 weeks of vacation annually.

Employment Policy	In accordance with Company practices, neither this letter, nor any benefit program or employment policy is to be considered an employment contract. Your employment and compensation are at the will of WESCO Distribution, Inc. and can be terminated, with or without cause and with or without notice, at any time, by either you or the Company.

Approval	All terms and conditions as described above are subject to review, modification, and approval of WESCO’s Compensation Committee or Board of Directors.

Accepted on January 16, 2010	/s/ Diane Lazzaris Signature